EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references of our firm, in the context in which they appear, and to our reserve estimates as of August 31, 2006 and 2005, included in the Annual Report on Form 10-KSB of PYR Energy Corporation for the fiscal years ended August 31, 2006 and 2005, as well as in the notes to the financial statements included therein. We also hereby consent to the incorporation by reference of the references to our firm, in the context in which they appear, to our reserve estimates as of August 31, 2006 and 2005, into PYR Energy Corporation’s previously filed Registration Statements on Form S-3 (Nos. 333-42090, 333-51764 and 333-117182), and its previously filed Registration Statements on Form S-8 (nos. 333-17189 and 333-37568) in accordance with the requirements of the Securities act of 1933, as amended.

/s/  Ryder Scott Company, L.P.
Ryder Scott Company, L.P.

Houston, Texas
November 21, 2006